SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 8, 2001

AVISTA CORPORATION

(Exact name of registrant as specified in its charter)

Washington	1-3701	91-0462470

(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1411 East Mission Avenue, Spokane, Washington	99202-2600

(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: Web site: http://www.avistacorp.com	509-489-0500

(Former name or former address, if changed since last report)

Item 5. Other Information
Item 7. Exhibits
SIGNATURES
EXHIBIT 99.(a)

Item 5. Other Information

Idaho Public Utilities Commission Order

On October 12, 2001 the Idaho Public Utilities Commission (IPUC) issued an order approving a 14.7 percent power cost adjustment (PCA) surcharge for Avista Corporation (the Company). The IPUC PCA surcharge order is filed as an exhibit hereto. The IPUC also granted an extension of a 4.7 percent PCA surcharge implemented earlier this year that was set to expire Jan. 31, 2002. Both PCA surcharges will remain in effect until October 11, 2002. The Company had requested the PCA surcharge for a 27-month period.

The PCA surcharge is intended to offset the costs of a severe shortage of hydroelectric generation and the costs of buying power on the volatile wholesale market over the last year. These circumstances have required the Company to incur significant purchased power costs to meet the needs of its retail customers. The IPUC directed the Company to file a status report 60 days before the PCA surcharge expires. If review of the status report and the actual balance of deferred power costs support continuation of the PCA surcharge, the IPUC anticipates the PCA surcharge will be extended for an additional period.

It is currently estimated the order will allow the Company to reduce the deferred power cost balance by approximately $58.2 million. This will include the receipt of $23.6 million in additional revenue from the PCA surcharges and the accelerated amortization of $34.6 million of a deferred non-cash credit on the Company’s balance sheet for the monetization of the Portland General Electric Sale Agreement. There will be no direct impact on net income from either the PCA surcharge or accelerated amortization of the deferred non-cash credit. The Company’s total deferred power costs for Idaho customers was $71.5 million as of September 30, 2001.

To help offset the impact of the PCA surcharge on customers, the IPUC also approved a negotiated settlement among four Western state commissions, including the IPUC, and the Bonneville Power Administration (BPA) to grant a monthly rate credit to residential and small-farm utility customers in the Northwest. The 10-year BPA credit is the result of lengthy negotiations between the federal agency and commissioners in Idaho, Montana, Oregon and Washington. It is part of the Northwest Power Planning Act of 1980 that was designed to help Northwest residents share in the benefits from the federal hydroelectric projects located throughout the region. There will be no direct impact on the Company’s net income or cash flows related to this rate credit, as customers will be credited with amounts the Company receives from the BPA.

Credit Rating Changes

Two credit rating agencies lowered the Company’s credit ratings in October 2001. These downgrades will increase the cost of debt and other securities going forward and will affect the Company’s ability to issue debt and equity securities on reasonable terms. On October 8, 2001 Moody’s Investors Service downgraded the ratings of the Company and on October 10, 2001 Standard & Poor’s lowered its ratings for the Company. The following table summarizes the credit rating changes for the Company:

	Standard & Poor's		Moody's

	New	Previous	New	Previous

Avista Corporation
Corporate/Issuer rating	BB+	BBB-	Ba1	Baa2
Senior secured debt	BBB-	BBB	Baa3	Baa1
Senior unsecured debt	BB+	BBB-	Ba1	Baa2
Preferred stock	BB-	BB	Ba3	Ba1
Avista Capital I
Preferred Trust Securities*	BB-	BB	Ba2	Baa3
Avista Capital II
Preferred Trust Securities*	BB-	BB	Ba2	Baa3

*Guaranteed by Avista Corporation

These security ratings are not a recommendation to buy, sell or hold securities and ratings are subject to change or withdrawal at any time by the respective credit rating agencies. Each credit rating should be evaluated independently of any other rating.

Item 7. Exhibits

99(a)	IPUC Order in the Matter of the Application of Avista Corporation dba Avista Utilities-Washington Water Power Division (Idaho) for Authority to Revise Electric Tariff Schedule 66-Temporary Power Cost Adjustment-Idaho and to Implement a Related Surcharge.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AVISTA CORPORATION
(Registrant)

Date: October 19, 2001	/s/ Jon E. Eliassen

Jon E. Eliassen
Senior Vice President and Chief Financial Officer (Principal Accounting and Financial Officer)